 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2012

SMART BALANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33595	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 West Century Road - Suite 260 Paramus, New Jersey	07652
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (201) 568-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously disclosed by Smart Balance, Inc. (the “Company”), Alan Gever stepped down as the Company's Chief Financial Officer effective December 31, 2011. On January 20, 2012, the Company entered into a Separation Agreement and Release with Mr. Gever (the “Agreement”).

Under the Agreement, the Company has agreed to pay Mr. Gever a total of $752,107.30 in cash ratably over the 22 month period (the “Severance Period”) following February 29, 2012, his last day of employment with the Company (the "Separation Date"), and to provide continued health plan coverage for Mr. Gever and his qualified family members under COBRA at active employee rates for a period up to 18 months. Mr. Gever will also remain eligible to receive his 2011 bonus under the Amended and Restated Smart Balance, Inc. Financial Performance Incentive Program if and when the Company awards 2011 bonuses to active employees. Mr. Gever has agreed to cooperate with the Company in the orderly transition of his job duties and to otherwise cooperate with the Company during the Severance Period. In addition, Mr. Gever has agreed to a general release of all claims against the Company, its directors, officers, and certain other persons affiliated with the Company. The Agreement provides Mr. Gever with a right of revocation until the eighth day following January 20, 2012. Assuming Mr. Gever does not revoke the Agreement, the Agreement will become effective on January 28, 2012.

The foregoing description of the Agreement is a summary, is not complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01              Exhibits.

(d)          Exhibits.

Exhibit 10.1: Separation Agreement and Release, dated January 20, 2012, by and between Smart Balance, Inc. and Alan Gever.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 20, 2012	SMART BALANCE, INC.
(registrant)

	By:	/s/ Christine Sacco
Christine Sacco Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

Exhibit 10.1	Separation Agreement and Release, dated January 20, 2012, by and between Smart Balance, Inc. and Alan Gever.